================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                CONSILIUM, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)



Payment of Filing Fee (Check the appropriate box):

[_]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                                CONSILIUM, INC.

                                   CONSILIUM

                               485 CLYDE AVENUE
                            MOUNTAIN VIEW, CA 94043

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD MARCH 11, 1997


Dear Stockholder:

     You are invited to attend the Annual Meeting of the Stockholders of Consilium, Inc. (the "Company"), which will be held on March 11, 1997, at 3:00 p.m. at Consilium, Inc., 485 Clyde Avenue, Mountain View, California for the following purposes:

     1. To elect one (1) Class III director to hold office for a three-year term and until his successor is elected and qualified.

     2. To consider and vote upon a proposal to approve the Company's 1996 Stock Option Plan.

     3. To consider a proposal to ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending October 31, 1997.

     4. To transact such other business as may properly come before the meeting.

     Stockholders of record at the close of business on January 14, 1997 are entitled to notice of, and to vote at, this meeting and any adjournments thereof.


                                    By order of the Board of Directors,

                                    /s/ Michael J. Field

                                    MICHAEL J. FIELD,
                                    Secretary


Mountain View, California
February 19, 1997

                                CONSILIUM, INC.
                               485 CLYDE AVENUE
                        MOUNTAIN VIEW, CALIFORNIA 94043


              PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS



     The accompanying proxy is solicited by the Board of Directors of Consilium, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held March 11, 1997, or any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting. The date of this Proxy Statement is February 19, 1997, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders.

                              GENERAL INFORMATION

     Annual Report. An annual report for the fiscal year ended October 31, 1996, is enclosed with this Proxy Statement.

     Voting Securities. Only stockholders of record of shares of Common Stock as of the close of business on January 14, 1997, will be entitled to vote at the meeting and any adjournment thereof. As of that date, there were 7,928,051 shares of Common Stock of the Company, par value $.01 per share, issued and outstanding. Stockholders may vote in person or by proxy. Each holder of shares of Common Stock is entitled to one (1) vote for each share of Common Stock held on the proposals presented in this Proxy Statement. The Company's bylaws provide that a majority of all of the shares of the Common Stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting.

     Solicitation of Proxies. The cost of soliciting proxies will be borne by the Company. In addition, the Company will solicit stockholders by mail through its regular employees, and will request banks and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of the Company registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. The Company may use the services of its officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation. The Company has also engaged the services of MacKenzie Partners, Inc. ("MacKenzie Partners"), a proxy solicitation firm. The Company will pay a fee for such services, which it reasonably expects to be no more than $5,000, and will reimburse out-of-pocket expenses of MacKenzie Partners.

     Voting of Proxies. All valid proxies received prior to the meeting will be voted. All shares represented by a proxy will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A stockholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by delivery to the Secretary of the Company of a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

     Stock Ownership of Certain Beneficial Owners and Management. The following table sets forth certain information, as of December 31, 1996, with respect to the beneficial ownership of the Company's Common Stock by (i) all persons known by the Company to be the beneficial owners of more than 5% of the outstanding Common Stock of the Company, (ii) each director and director-nominee of the Company, (iii) each executive officer and former executive officer of the Company named in the Summary Compensation Table, and (iv) all current executive officers and directors of the Company as a group.

                                                                             SHARES OWNED (1)
                                                                        -----------------------------
NAME AND ADDRESS OF                                                     NUMBER OF         PERCENTAGE
BENEFICIAL OWNERS                                                        SHARES          OF CLASS (2)
-------------------                                                     ----------       ------------
Jonathan J. Golovin and Susan K. Golovin (3)....................         1,678,770            18.79%
 Consilium, Inc.
 485 Clyde Avenue
 Mountain View, CA 94043

Michael H. Iles (4).............................................           987,185            11.00%
 Technology Investors I Ltd. Partnership
 260 Engleburn Avenue
 Peterborough, Ontario K9H 1S7 Canada

Wellington Management Company (5)...............................           598,000             6.66%
 75 State Street
 Boston, MA  02109

Centennial Associates, L.P. (6).................................           763,700             8.55%
 900 Third Avenue
 New York, NY  10022

Robert C. Fink (7)..............................................             6,250              *

Laurence R. Hootnick (8)........................................           425,750             4.77%

Robert Horne (9)................................................            13,000              *

Thomas A. Tomasetti (10)........................................           285,295             3.19%

Frank Kaplan (11)...............................................            83,124              *

Edward J. Norton (12)...........................................           114,383             1.27%

Richard Lloyd Payton (13).......................................            77,999              *

Executive officers and directors as a group (13 persons) (14)...         2,888,274            32.17%

-----------------------
* Less than 1%

(1) Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable.

(2) Calculated on the basis of 7,928,051 shares of Common Stock outstanding, except that shares of Common Stock underlying options exercisable within 60 days of December 31, 1996 are deemed to be outstanding for purposes of calculating the beneficial ownership of securities of the holders of such options or of Common Stock of the Company.

(3) Includes 1,353,446 shares held directly by Jonathan J. Golovin and Susan K. Golovin as Community Property, 200,000 shares held in trust by Jonathan J. Golovin, Susan K. Golovin and Inge Golovin as Trustees for Dr. and Mrs. Golovin's minor children, 18,670 shares held in trust by Jonathan and Susan Golovin as Trustees for their minor children and 6,654 shares held in trust by Susan K. Golovin as Trustee for their minor children. Dr. Golovin, Chairman of the Board of Directors and Chief Technical Officer of the Company, may be deemed to share voting and investment power with respect to such shares. Also includes 100,000 shares subject to stock options exercisable within sixty days of December 31, 1996, of which 14,584 are unvested and subject to repurchase by the Company.

(4) Based on a Schedule 13G filed with the Securities and Exchange Commission on February 7, 1997. Michael H. Iles, a citizen of Canada, wholly owns Closeburn Management Ltd., a corporation organized under the laws of Canada ("Closeburn"). A wholly-owned subsidiary of Closeburn is the sole general partner of Technology Investors I Limited Partnership, a limited partnership organized under the laws of Ontario ("Technology Investors"). Closeburn acts as the investment manager of Technology Investors. Technology Investors is the record holder of 942,085 shares of Common Stock of the Company. Since Closeburn is wholly-owned by Mr. Iles, Mr. Iles may be deemed to be the beneficial owner of the 942,085 shares of Common Stock held of record by Technology Investors. Mr. Iles also directly owns 45,100 shares of Common Stock of the Company. In addition, the number of shares of Common Stock of the Company stated above does not include 24,600 shares of the Company's Common Stock registered under the name of Lievre Valley Investment Club, an investment club of which a wholly-owned corporation of Mr. Iles is a member.

(5) Based on a Schedule 13F filed with the Securities and Exchange Commission on November 4, 1996 by Wellington Management Company, LLP. By reason of advisory and other relationships with persons who own the shares, Wellington Management Company may be deemed to be the beneficial owner of all such shares. Wellington Management Company has the sole power to vote 117,700 shares and the shared power to vote 131,900 shares, and the sole power to dispose of 389,500 shares and the shared power to dispose of 208,500 shares.

(6)  Based on representations of representatives of Centennial Associates, L.P.

(7) All 6,250 shares are subject to stock options exercisable within sixty days of December 31, 1996, and all of the shares are vested.

(8) Includes 3,000 shares held directly and 41,000 shares held indirectly. Also includes 381,750 shares subject to stock options exercisable within sixty days of December 31, 1996, of which 313,250 are unvested and subject to repurchase by the Company.

(9) Includes 12,500 vested shares subject to stock options exercisable within sixty days of December 31, 1996.

(10) Includes 196,540 shares held directly. Also includes 88,755 vested shares subject to stock options exercisable within sixty days of December 31, 1996.

(11) Includes 80,000 shares subject to stock options exercisable within sixty days of December 31, 1996. 45,625 of such shares are unvested and subject to repurchase by the Company.

(12) Includes 110,000 shares subject to stock options exercisable within sixty days of December 31, 1996. 69,792 of such shares are unvested and subject to repurchase by the Company.

(13) Includes 68,700 shares subject to stock options exercisable within sixty days of December 31, 1996. 46,855 of such shares are unvested and subject to repurchase by the Company.

(14) Includes 1,049,305 shares subject to stock options exercisable within sixty days of December 31, 1996. 625,792 of such shares are unvested and subject to repurchase by the Company.


                             ELECTION OF DIRECTORS

     The Company has a classified Board of Directors currently consisting of two Class I directors (Robert Horne and Robert C. Fink), two Class II directors (Thomas A. Tomasetti and Laurence R. Hootnick), and one Class III director (Jonathan J. Golovin), who will serve until the Annual Meetings of Stockholders to be held in 1998, 1999 and 1997, respectively, and until their respective successors are duly elected and qualified. Directors in a class are elected for a term of three years to succeed the directors in such class whose terms expire at such annual meeting.

     Management's nominee for election at the Annual Meeting of Stockholders to Class III of the Board of Directors is Jonathan J. Golovin. If elected, the nominee will serve as a director until the Company's Annual Meeting of Stockholders in 2000, and until his successor is elected and qualified. If the nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although Management knows of no reason to anticipate that this will occur), the proxies may be voted for a substitute nominee as the Board of Directors may designate.

     If a quorum is present and voting, the nominee for the position as Class III director receiving the highest number of votes will be elected. Abstentions will have no effect on the vote.

     The table below sets forth for the Company's directors, including the Class III nominee to be elected at this meeting, certain information with respect to age and background.

                           POSITION                                                            DIRECTOR
NAME                     WITH THE COMPANY                                             AGE       SINCE
----                     ----------------                                             ---      --------

Class III director whose term expires at the 1997 Annual Meeting of
Stockholders:

Jonathan J. Golovin      Chairman of the Board
                         of the Company since 1978 and
                         Chief Technical Officer                                      46         1978


Class I directors whose terms expire at the 1998 Annual Meeting of Stockholders:

Robert Horne             Director                                                     58         1994

Robert C. Fink           Director                                                     61         1996

Class II directors to be elected at the 1999 Annual Meeting of Stockholders:

Thomas A. Tomasetti      Director                                                     52         1987

Laurence R. Hootnick     Director and President/CEO
                         of the Company                                               54         1996
                         since 1996


     Dr. Golovin, the founder of Consilium, was President of the Company from 1978 to 1987, and has served as a director and Chairman of the Company since its inception and as Secretary from

January 1989 to August 1996. In April 1992, Dr. Golovin was named Chief Technical Officer of the Company. Dr. Golovin has also taught both graduate and undergraduate courses in operations management and production planning at the Massachusetts Institute of Technology and the University of California at Berkeley. Dr. Golovin holds a Ph.D. in Operations Management from the Massachusetts Institute of Technology and a B.S. degree from Cornell University.

     Mr. Horne was appointed as a director of the Company in December 1994. Since May 1995, he has served as Vice President, Business Development at Northern Telecom, a telecommunications company. From July 1994 to May 1995, Mr. Horne was a consultant to the pharmaceutical and medical device industries.
From June 1993 to July 1994, Mr. Horne was President and Chief Executive Officer of BioCAD Corporation, a biotechnology firm, which was acquired by Molecular Simulations in July 1994. From 1992 to June 1993, he was Senior Vice President of Transgenic Sciences, Inc., a provider of New Drug Application testing services to pharmaceutical and biotechnology companies. From 1986 to 1992, he held several senior level positions at Digital Equipment Corporation, ultimately serving as Vice President, Chemical, Pharmaceutical and Healthcare Markets, and prior to that he held various senior level positions with Stauffer Company. Mr. Horne holds a B.S. in Chemistry, a Masters Degree in Chemical Engineering from Cambridge University and an M.B.A. from Harvard Business School. Mr. Horne also serves as a director of American Telecorp, Inc.

     Mr. Fink was appointed as a director of the Company in January 1996. Mr. Fink has been employed by Lam Research Corp., a semiconductor equipment company, since Lam Research acquired Drytek, Inc. in 1993, most recently as Senior Vice President of Development. Mr. Fink served as President of Drytek from 1988 until its acquisition by Lam Research. Prior to that time, he was Director of VLSI Operations at ITT Corporation's Semiconductor Division and was with General Instrument Corp.'s Microelectronics Division, most recently as Director of Worldwide Manufacturing Resources. Mr. Fink also serves as a director of Uniphase Corporation.

     Mr. Tomasetti served as President and Chief Executive Officer of the Company from June 1987 to June 1996, and has served as a director since November 1987. From June 1996 to the present Mr. Tomasetti has been a partner in the Brenner Group, a management outplacement and consulting group. Mr. Tomasetti was a technology consultant with Hillman Ventures, a venture capital firm, from November 1986 to June 1987, and served as Chief Executive Officer for Formaster Magnetic Designs, a software duplication equipment firm, from November 1984 to December 1986. From January 1982 to September 1984, he was Director of Western Operations for Scientific Calculations, Inc., a software company, and previously spent 16 years at General Electric Company, a diversified multinational conglomerate, most recently as Vice President/General Manager for the Calma division. Mr. Tomasetti holds a B.S. degree in Engineering from the University of Massachusetts at Lowell.

     Mr. Hootnick was appointed as a director of the Company in January 1996.
In June 1996, he was appointed President and Chief Executive Officer of the Company. Mr. Hootnick was Senior Vice President, Finance and Operations for Computing Corp., a computer company, from December 1995 to June 1996. From May 1995 to December 1995, Mr. Hootnick worked as a self-employed consultant. From August 1994 to May 1995 Mr. Hootnick served as the Chief Operating Officer of NetManage, Inc., a software company. From May 1991 to August 1994, Mr. Hootnick served as President and Chief Executive Officer of Maxtor Corporation, a disk drive manufacturer. He was employed by Intel Corporation from 1973 until 1991, most recently as Senior Vice President. Mr. Hootnick holds a B.S. in Industrial Management from the Massachusetts Institute of Technology and an M.B.A. in Finance from the University of Maryland. Mr. Hootnick also serves as a director of Network General Corporation and Wildflower Productions.

     During the fiscal year ended October 31, 1996, the Board held six (6) meetings. Each director serving on the Board in fiscal year 1996 attended at least 75% of such meetings of the Board and the Committees on which he serves.

     The Company does not have a standing Nominating Committee, but does have an Audit Committee and a Compensation Committee.

     The Audit Committee's function is to review with the Company's independent public accountants and management the annual financial statements and independent public accountants' opinion, review the scope and results of the examination of the Company's financial statements by the independent public accountants, approve all professional services and related fees performed by the independent public accountants, recommend the retention of the independent public accountants to the Board, subject to ratification by the stockholders, and periodically review the Company's accounting policies and internal accounting and financial controls. The members of the Audit Committee are Robert Fink and Robert Horne. During the fiscal year ended October 31, 1996, the Audit Committee held five (5) meetings.

     The Compensation Committee's function is to review and approve salary and bonus levels and stock option grants. The members of the Compensation Committee are Robert Fink and Robert Horne. During the fiscal year ended October 31, 1996, the Compensation Committee held five (5) meetings. For additional information concerning the Compensation Committee, see "REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION" and "EXECUTIVE COMPENSATION AND OTHER MATTERS - Compensation Committee Interlocks and Insider Participation."

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

     The following table sets forth information concerning the compensation of the Chief Executive Officer of the Company, former Chief Executive Officer of the Company, and the four other executive officers of the Company as of October 31, 1996 whose total salary and bonus for the fiscal year ended October 31, 1996 exceeded $100,000, for services in all capacities to the Company and its subsidiaries, during the fiscal years ended October 31, 1996, 1995 and 1994:

                           SUMMARY COMPENSATION TABLE

                                                                                Long Term
                                            Annual Compensation                Compensation
                                   --------------------------------------      ------------
                                                                                  Awards
                                                                                  ------
                                                                                Securities
    Name and Principal                                                          Underlying         All Other
         Position                  Year         Salary          Bonus/1/         Options          Compensation
-----------------------------      ----      -----------      -----------      ------------       ------------

   Laurence R. Hootnick/2/         1996       $ 85,462        $      0         315,000/3/           $4,500/4/
    President and Chief            ----
     Executive Officer             1995            __              __             __                    __
                                   ----
                                   1994            __              __             __                    __
                                   ----

   Thomas A. Tomasetti/5/          1996       $200,000/6/     $      0               0              $3,500/7/
 Former President and Chief        ----
     Executive Officer             1995       $200,000        $ 38,073/8/            0                   0
                                   ----
                                   1994       $188,156        $ 13,167/9/            0                   0
                                   ----

       Edward J. Norton            1996       $140,000        $ 91,985/10/      20,000                   0
  Senior Vice President and        ----
   President, Semiconductor        1995       $135,000        $ 74,275/11/      70,000                  0
    and Electronics Group          ----
                                   1994       $ 18,952/12/    $      0               0                  0
                                   ----

      Jonathan J. Golovin          1996       $190,000        $ 25,000/13/           0                  0
     Chairman of the Board         ----
  and Chief Technical Officer      1995       $190,000        $ 30,573/14/           0                  0
                                   ----
                                   1994       $180,740        $ 12,289/15/           0                  0
                                   ----

      Richard Lloyd Payton         1996       $118,000        $ 80,675/16/      20,000                  0
   Senior Vice President and       ----
      President, Healthcare        1995       $ 88,333        $116,484/17/      32,000                  0
      Products and Process         ----
        Industries Group           1994       $ 89,332        $103,918/18/           0                  0
                                   ----

         Frank Kaplan              1996       $152,500        $ 27,150/19/      20,000                  0
    Senior Vice President,         ----
   Software Development and        1995       $142,500        $ 16,073/20/           0                  0
       Quality Assurance           ----
                                   1994       $ 67,500/21/    $  5,142/22/      50,000                  0
                                   ----

------------------------------
/1/ Bonuses are paid based on Company performance and individual objectives set by the Chief Executive Officer and/or the Compensation Committee. No Company performance bonuses were paid in 1996 or 1994, except for profit sharing in 1994.

/2/ Mr. Hootnick became President and Chief Executive Officer of the Company on June 14, 1996. Prior to that Mr. Hootnick served as a non-employee director of the Company.

/3/ Includes option to purchase 15,000 shares under the Company's 1990 Outside Director Stock Option Plan.

/4/ Includes compensation for services as a non-employee director of the Company from January 30, 1996 through June 14, 1996.

/5/ Mr. Tomasetti served as President and Chief Executive Officer of the Company until June 14, 1996. He continues to serve as a director of the Company.

/6/ Includes $125,000 salary earned as Chief Executive Officer and President, and $75,000 earned as an employee of the Company after resignation as officer of the Company, pursuant to his resignation agreement.

/7/ Includes compensation for service as a director of the Company from August 1, 1996 through October 31, 1996.

/8/ Includes $573 in profit sharing bonus from fiscal 1995 profits, performance bonus based on achievement of customized objectives determined by the Compensation Committee, and performance bonus based on achievement of Company revenue and profitability targets, net of bonus payback made after restatement of fiscal revenues and profits.

/9/ Includes $454 in profit sharing bonus from fourth quarter 1994 profits and performance bonus based on achievement of customized objectives determined by the Compensation Committee.

/10/ Includes annual bonus based on successful implementation of customized objectives specific to the management of the sales organization, paid at the discretion of the Chief Executive Officer. Also includes commission on revenues generated by the sales organization. Also includes special bonus paid to key executives at the discretion of Mr. Hootnick.

/11/ Includes $573 in profit sharing bonus from fiscal 1995 profits, performance bonus based on achievement of customized objectives determined by the Chief Executive Officer, and performance bonus based on achievement of sales revenue objectives and Company revenue and profitability targets, net of bonus payback made after restatement of fiscal revenues and profits.

/12/ Mr. Norton commenced his employment with the Company on September 12, 1994.

/13/ Includes performance bonus based on customized objectives determined by the Chief Executive Officer. Also includes special bonus paid to key executives at the discretion of Mr. Hootnick and approved by the Compensation Committee.

/14/ Includes $573 in profit sharing bonus from fiscal 1995 profits, performance bonus based on achievement of customized objectives determined by the Chief Executive Officer and approved by the Compensation Committee, and performance bonus based on achievement of Company revenue and profitability targets, net of bonus payback made after restatement of fiscal revenues and profits.

/15/ Includes $454 in profit sharing bonus from fourth quarter 1994 profits and performance bonus based on achievement of customized objectives determined by the Chief Executive Officer and approved by the Compensation Committee.

/16/ Includes annual bonus based on successful implementation of customized objectives specific to the management of the sales organization, paid at the discretion of the Chief Executive Officer. Also includes commission on revenues generated by the sales organization. Also includes special bonus paid to key executives at the discretion of Mr. Hootnick and approved by the Compensation Committee.

/17/ Includes $573 in profit sharing bonus from fiscal 1995 profits, performance bonus based on achievement of customized objectives determined by the Chief Executive Officer, and performance bonus based on achievement of sales revenue objectives and Company revenue and profitability targets, net of bonus payback made after restatement of fiscal revenues and profits.

/18/ Includes $454 in profit sharing bonus from fourth quarter 1994 profits and performance bonus based on achievement of customized objectives determined by the Chief Executive Officer and approved by the Compensation Committee.

/19/ Includes performance bonus based on achievement of customized objectives determined by the Chief Executive Officer, and special bonus paid to key executives at the discretion of Mr. Hootnick and approved by the Compensation Committee.

/20/ Includes $573 in profit sharing bonus from fiscal 1995 profits, performance bonus based on achievement of customized objectives determined by the Chief Executive Officer and approved by the Compensation Committee, and performance bonus based on achievement of Company revenue and profitability targets, net of bonus payback made after restatement of fiscal revenues and profits.

/21/ Mr. Kaplan commenced his employment with the Company on May 2, 1994.

/22/ Includes $454 in profit sharing bonus from fourth quarter 1994 profits and performance bonus based on achievement of customized objectives determined by the Chief Executive Officer and approved by the Compensation Committee.

     The following table provides the specified information concerning grants of options to purchase the Company's Common Stock made during the fiscal year ended October 31, 1996 to the persons named in the Summary Compensation Table:


                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                       Potential Realizable Value at
                                                                                       Assumed Annual Rates of Stock
                                                                                       Price Appreciation for Option
Total grants to employees in fiscal 1996                                                           Term/1/
---------------------------------------------------------------------------------      -----------------------------
                                             % of Total
                              Number of       Options
                               Options       Granted to               Expiration
Name                          Granted/2/     Employees     Price/3/     Date             5% ($)           10% ($)
--------------------------------------------------------------------------------------------------------------------
Laurence R.  Hootnick           15,000         2.01%       $8.938      1/30/06           $ 84,316        $  213,673
                               300,000        40.13%       $8.000      6/14/01           $580,191        $1,282,071
Thomas A. Tomasetti                  0         0.00%           --           --                 --                --
Edward J. Norton                20,000         2.68%       $7.000      5/21/01           $ 38,679        $   85,471
Jonathan J. Golovin                  0         0.00%           --           --                 --                --
Richard Lloyd Payton            20,000         2.68%       $7.530      6/10/01           $ 38,679        $   85,471
Frank Kaplan                    20,000         2.68%       $7.530      6/10/01           $ 38,679        $   85,471

/1/ Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, in accordance with the Securities and Exchange Commission's rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions and the optionholders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved. One share purchased at $8.938 per share in fiscal 1996 would yield profits of $5.62 per share at 5% appreciation over ten years, or profits of $14.25 per share at 10% appreciation over the same period. One share purchased at $8.00, $7.75, $7.53, or $7.00 per share in fiscal 1996 would yield respective profits of $2.21, $2.14, $2.08, or $1.93 per share at 5% appreciation over five years, or respective profits of $4.88, $4.73, $4.60, or $4.27 per share at 10% appreciation over the same period.

/2/ All options granted in fiscal 1996 under the Company's 1983 Stock Option
    Plan (the "1983 Option Plan") are immediately exercisable, and generally vest over a four year period at the rate of one-fourth on the first anniversary of the date of grant and 1/48 per month thereafter for each full month of the optionee's continuous employment with the Company. Unvested options are subject to repurchase by the Company. Under the 1983 Option Plan, the Board retains discretion to modify the terms, including the price, of outstanding options. See "EXECUTIVE COMPENSATION AND OTHER MATTERS - Severance and Change of Control Arrangements." Options granted under the Company's 1990 Outside Director Stock Option Plan are immediately exercisable and vest at a rate of one-fourth per year over a four year period on the anniversary date of the grant.

/3/ All options listed were granted at market value on the date of grant, based on the closing sales price on the date of grant, except for the 15,000 options granted to Mr. Hootnick under the Company's 1990 Outside Director Stock Option Plan, which were granted at the average of the high and low selling price on the date of grant.


         The following table provides the specified information concerning exercises of options to purchase the Company's Common Stock in the fiscal year ended October 31, 1996, and unexercised options held as of October 31, 1996, by the persons named in the Summary Compensation Table:



                          AGGREGATED OPTION EXERCISES
                           AND FISCAL YEAR-END VALUES

-------------------------------------------------------------------------------------------------------------
                                    Number of Securities
                                   Underlying Unexercised                     Value of Unexercised In-the-
                                    Options at 10/31/96                       Money Options at 10/31/96/1/
                              ----------------------------------          -----------------------------------
         Name                 Exercisable/2/       Unexercisable          Exercisable/2/        Unexercisable
-------------------------------------------------------------------------------------------------------------
Laurence R. Hootnick            315,000/3/               0                   $     0                 --

Thomas A. Tomasetti              88,755/4/               0                   $33,283                 --

Edward J. Norton                 90,000/5/               0                   $ 6,250                 --

Jonathan J. Golovin             100,000/6/               0                   $37,500                 --

Richard Lloyd Payton             58,700/7/               0                   $ 3,138                 --

Frank Kaplan                     70,000/8/               0                   $     0                 --

-------------
/1/ Based on a fair market value of $6.50, the closing price of the Company's Common Stock on October 31, 1996.

/2/ Company stock options are immediately exercisable at date of grant, but vest over a period of four years. The value shown is for all outstanding in-the-money options regardless of vesting restrictions.

/3/ Includes 261,250 shares that are unvested and subject to repurchase by the Company.

/4/  All shares are vested.

/5/ Includes 29,792 shares that are unvested and subject to repurchase by the Company.

/6/ Includes 14,584 shares that are unvested and subject to repurchase by the Company.

/7/ Includes 16,855 shares that are unvested and subject to repurchase by the Company.

/8/ Includes 15,625 shares that are unvested and subject to repurchase by the Company.

EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

     In July 1996, Thomas A. Tomasetti entered into a Resignation Agreement with the Company approved by the Compensation Committee, amending his then existing employment arrangement with the Company. Pursuant to this agreement, Mr. Tomasetti resigned as President and Chief Executive Officer of the Company, and agreed to remain an employee of the Company at his then current base salary through June 1997. Under this agreement, Mr. Tomasetti is not entitled to any bonus in fiscal 1996 or thereafter, and his outstanding options are each amended to provide that there is no further vesting under such options following Mr. Tomasetti's resignation from his officer positions effective in June 1996, but that he will receive an option grant of 15,000 shares for his services as an outside director, subject to the stockholders' approval of the 1996 Stock Option Plan.

     Pursuant to a letter agreement dated June 3, 1996 between the Company and Laurence R. Hootnick, its President and Chief Executive Officer, the Company and Mr. Hootnick are each required to give 30 days notice of termination of employment, and upon the Company's termination of Mr. Hootnick's employment, he is entitled to severance pay consisting of six months base salary, payable in accordance with the Company's payroll procedures, and six months of extended coverage under the Company's medical plan. Under this letter agreement, Mr. Hootnick's benefits include: (A) $240,000 annual base salary, (B) a $120,000 executive bonus (pro-rated on an annual fiscal year basis), and (C) the following grants of nonqualified stock options: (i) on June 14, 1996, under the 1983 Option Plan, an option to purchase 300,000 shares of the Company's Common Stock at an exercise price per share equal to the fair market value of a share of such stock on June 14, 1996, (ii) on or after November 1996, under the 1983 Option Plan, an additional option to purchase 78,000 shares of Common Stock at an exercise price per share equal to the fair market value of a share of such stock on the grant date, and (iii) upon approval by the stockholders of the proposed 1996 Stock Option Plan (described below), an additional option to purchase 20,000 shares of Common Stock at an exercise price equal to the fair market value of a share of such stock on the grant date.

     In the event of a transfer of control of the Company as defined under the 1983 Option Plan, the Company's repurchase option will terminate as of the date of the transfer of control if the acquiring or successor corporation does not elect to assume the outstanding options. Any outstanding options which are not exercised or assumed will terminate as of the date of the transfer of control.

     Options granted under the Company's 1990 Outside Directors Stock Option Plan (the "Directors Plan") contain provisions pursuant to which all outstanding options granted under the Directors Plan will become fully vested and immediately exercisable upon a "transfer of control" as defined under the Directors Plan.

     In the event of a transfer of control of the Company as defined under the proposed 1996 Stock Option Plan, the Company's repurchase option will terminate as of the date of the transfer of control if the acquiring or successor corporation does not elect to assume the outstanding options. Any outstanding options which are not exercised or assumed will terminate as of the date of the transfer of control.

     In December, 1996, the Company approved the execution of Change of Control Agreements for the entire executive staff, including: Richard Lloyd Payton, Edward J. Norton, Frank Kaplan, Ralph Zak, Wynn Bowman, Michael J. Field, Linda Kato Ujihara, and Clifton Wong, which provide (i) in the event of an Involuntary Termination of the executive within twelve months after a Change of Control of the Company, the executive receives severance pay equal to 100% of the annual base salary plus the full amount of annual bonus at the "on-target" level for the fiscal year, and (ii) in the event of a Change of Control of the Company, the executive receives a credit of 12 months service for purposes of determining the vesting and exercisability of stock options, and if the executive continues employment after the Change of Control at the request of the Board of Directors, vesting of unvested shares continues during employment, and the executive is credited with an additional 12 months of service for purposes of determining vesting and exercisability upon the earlier of (a) Involuntary Termination of the executive within a 90-day period following the Change of Control, or (b) 90 days following the Change of Control, provided the executive continues to serve as of that date. Mr. Laurence R. Hootnick and Dr. Jonathan J. Golovin entered into similar Change of Control Agreements, except that in the event of Involuntary Termination within twelve months of a Change of Control, Mr. Hootnick or Dr. Golovin receive severance pay equal to 200% of their respective annual base salary, plus the annual bonus at the "on-target level;" and in the event of a Change of Control, Dr. Golovin receives credit of 24 months service for purposes of determining the vesting and exercisability of his stock options, and Mr. Hootnick receives credit of either 24, 30 or 36 months service (depending on the value of the consideration received by the Company's stockholders pursuant to the Change of Control of the Company), for purposes of determining the vesting and exercisability of stock options granted to him.

COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company receive $10,000 per fiscal year (pro rated on a fiscal year basis) for their services as members of the Board of Directors. In addition, each such director receives $1,000 for each Board meeting and $500 for each Committee meeting attended by the director. The Company's Directors Plan provides for the automatic grant of an option to purchase 15,000 shares of the Company's Common Stock to directors of the Company who are not employees of the Company (an "Outside Director") upon initial appointment or election to the Board of Directors, and subsequent grants to each Outside Director of an option to purchase 2,500 shares of Common Stock on the date of the first Board meeting of each successive fiscal year thereafter, prorated for the first year based on the number of full months of service as a director.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Robert Horne has served on the Compensation Committee since his appointment effective upon the 1995 Annual Meeting. Robert C. Fink was appointed to the Compensation Committee in March 1996 to replace Jonathan J. Golovin, Chairman of the Board of Directors and Chief Technical Officer, who served on the Compensation Committee from September 1995 to March 1996. Dr. Golovin did not participate in any deliberations regarding compensation of any executive officers of the Company during the 1996 fiscal year.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such persons.

     Based solely on the Company's review of such forms furnished to the Company and written representations from certain reporting persons, the Company believes that all filing requirements applicable to the Company's executive officers, directors and more than 10% stockholders were complied with, except that, due to administrative error, two statements of changes in beneficial ownership each reflecting one transaction by Laurence R. Hootnick were not timely filed; also, due to administrative error, one annual statement of beneficial ownership reporting an exempt option grant to Wynn Bowman was not timely filed; and further, also due to administrative error, one annual statement of changes in beneficial ownership reporting a cancellation of unvested shares of Thomas A. Tomasetti by the Company was not timely filed.

CHANGES TO BENEFIT PLANS

     The Company proposes to the stockholders the approval of the adoption of the Company's 1996 Stock Option Plan (the "1996 Plan"). See "APPROVAL OF ADOPTION OF 1996 STOCK OPTION PLAN." Subject to approval of the 1996 Plan by the Company's stockholders, Laurence R. Hootnick will be granted a stock option for 20,000 shares of Common Stock under the 1996 Plan pursuant to a letter agreement dated June 3, 1996 between Laurence R. Hootnick and the Company. In addition, subject to the approval of the 1996 Plan by the Company's stockholders, Thomas A. Tomasetti will be granted a stock option for 15,000 shares of Common Stock under the 1996 Plan pursuant to the resignation agreement dated July 19, 1996 between Thomas A. Tomasetti and the Company.

     The following table sets forth option grants under the 1996 Plan that the Company will make upon approval of the 1996 Plan by the Stockholders of the Company. Since grants under the 1996 Plan are made at the discretion of the Board of Directors, other future grants under the 1996 Plan are not yet determinable.

                               NEW PLAN BENEFITS

                                              Consilium, Inc.
                                           1996 Stock Option Plan
                                  ------------------------------------------
                                  Number of Options       Exercise Price Per
Name and Position                 to be Granted/1/           Share ($)/2/
----------------------------      -----------------       ------------------
Laurence R. Hootnick                     20,000                   --
President and Chief
 Executive Officer

Thomas A. Tomasetti                      15,000                   --
Former President and Chief
 Executive Officer

Edward J. Norton                             --                   --
Senior Vice President and
 President, Semiconductor
 and Electronics Group

Jonathan J. Golovin                          --                   --
Chairman of the Board and
 Chief Technical Officer

Richard Lloyd Payton                         --                   --
Senior Vice President and
 President, Healthcare
 Products and Process
 Industries Group

Frank Kaplan                                 --                   --
Senior Vice President,
 Software Development and
 Quality Assurance

All Executive Officers                   20,000                   --
 as a group (10 persons)

All Outside Directors                    15,000                   --
 as a group (3 persons)

All Non-Executive Officer                    --                   --
 Employees as a group


------------------------------------------

/1/ Based on the Company's current obligations to grant options under the 1996 Plan, subject to the approval of the 1996 Plan by the stockholders of the Company. Other grants under the 1996 Plan are not yet determinable, since they will be made at the discretion of the Board of Directors.

/2/ The exercise price per share for any grant to be made under the 1996 Plan is unknown since it will be based on the fair market value on the date of grant.

                      REPORT OF THE COMPENSATION COMMITTEE
              OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     In September 1995, Dr. Jonathan J. Golovin, the Chairman of the Board and Chief Technical Officer of the Company, was appointed to the Compensation Committee ("the Committee") to replace L. Barton Alexander shortly before Mr. Alexander's death. In March 1996, Robert C. Fink was appointed to replace Dr. Golovin on the Compensation Committee, and from that time the Committee has been comprised of two non-management directors of the Company, Robert C. Fink and Robert Horne. Dr. Golovin did not participate in any deliberations regarding compensation for himself or any other executive officer during his tenure on the Committee.

     In fiscal 1996, the Compensation Committee was responsible for setting and administering the policies governing annual compensation of the executive officers of the Company. These policies are based upon the philosophy that the Company's long-term success in its marketplace is best achieved through recruitment and retention of the best people in the industry. The Committee applied this philosophy in determining compensation for Company executive officers in four areas: salary, bonuses, stock options, and benefits upon a Change of Control of the Company.

     SALARY. The Company strives to offer salaries to its executive officers which are targeted at the median in its industry for similar positions requiring similar qualifications. In determining executive officers' salaries, the Compensation Committee considers information provided by the Human Resources Director, whose recommendations are based upon salary surveys of companies in similar industries, and of similar size and geographic location. In preparing the performance graph set forth in the section entitled "COMPARISON OF STOCKHOLDER RETURN," the Company has selected the S&P Technology-500 (formerly known as the S&P High Tech Composite) as its published industry index; however, the companies included in the Company's salary surveys are not necessarily those included in this index, because companies in the index may not compete with the Company for executive talent, and companies which do compete for executive officers may not be publicly traded.

     The Compensation Committee generally evaluates the performance and sets the salary of the Company's Chief Executive Officer on an annual basis. See "Chief Executive Officer Compensation." The Chief Executive Officer evaluates the performance of all other executive officers, and recommends salary adjustments which are subject to review by the Compensation Committee. In addition to considering the results of performance evaluations and information concerning competitive salaries, the Compensation Committee and the Chief Executive Officer place weight on the financial condition of the Company and the competitive employment situation in the Company's industry and geographic area in considering salary adjustments.

     Mr. Hootnick recommended salary increases ranging from 3% to 28% of base salary for certain of the Company's executive officers in fiscal 1996. The Committee believes that such increases in salary were advisable to encourage these executive officers to remain with the Company.

     BONUSES. The Company seeks to provide additional incentives and rewards to executives who make contributions of outstanding value to the Company. For this reason, the Compensation Committee awards incentive compensation which can comprise a substantial portion of the total compensation of executive officers when earned and paid. In fiscal 1996, the Compensation Committee determined to continue to provide incentive compensation in two components, with a portion contingent on Company performance and another portion based on achievement of corporate and individual objectives under a Management By Objective ("MBO") bonus plan, both as described below. The total incentive bonuses which could be awarded if all Company performance targets and corporate MBOs were achieved comprised up to 31.5% of total cash compensation for executive officers, with more senior executive officers having a larger percentage of total compensation comprised of incentive compensation.

     The Board of Directors, in consultation with the Chief Executive Officer, determines annually the total amount of cash bonuses available for executive officers. The target amounts of bonus available are set annually by the Compensation Committee with respect to the Chief Executive Officer and by the Chief Executive Officer with respect to other executive officers. Awards are weighted so that proportionately higher awards are received when the Company's performance exceeds targets and proportionately smaller or no awards are made
when the Company does not meet targets.   Bonuses are paid annually.  The
largest portion of the bonus is contingent upon the performance of the Company as a whole, based upon the Company attaining certain revenue and operating profit goals set by the Board of Directors annually in consultation with the Chief Executive Officer. This portion of the bonus was not paid in fiscal 1996 because revenue and profitability levels of the Company in fiscal year 1996 did not meet the performance goals established by the Board of Directors.

     In fiscal 1996, individual MBOs were established for Mr. Tomasetti and for each executive officer. Mr. Hootnick established corporate objectives in place of the individual objectives for executive officer in the fourth quarter of fiscal 1996. In fiscal 1996, the bonuses paid to the eligible executive officers based on achievement of corporate MBOs were from 75% to 99% of targeted bonuses. Mr. Hootnick was not eligible to receive a bonus based on achievement of either individual or corporate objectives, but only based on the Company achieving predetermined revenue and operating profit targets.

     In addition, in fiscal 1996 the Committee approved a special bonus for key executive officers at the discretion of Mr. Hootnick in order to retain such officers, in light of the competitive employment market in Silicon Valley and the Committee's determination that compensation for these officers was below market for officers of similar experience at companies in the Company's industry and geographic area. In fiscal 1996, special bonuses paid to certain executive officers were from 2% to 9% of their total compensation. These bonuses were not based on Company performance criteria, but instead on Mr. Hootnick's view of their relative contributions, both historical and expected, to Company performance.

     For further information on bonuses paid to certain executive officers, see "SUMMARY COMPENSATION TABLE" and "EXECUTIVE COMPENSATION AND OTHER MATTERS - Compensation Committee Interlocks and Insider Participation."

     STOCK OPTIONS. The Committee believes that employee equity ownership provides significant additional motivation to executive officers to maximize value for the Company's stockholders, and therefore makes periodic grants of stock options under the Company's option plans. Such options are granted at the prevailing market price, and will only have value if the Company's stock price increases over the exercise price. Therefore, the Committee believes that stock options serve to align the interest of executive officers closely with other stockholders because of the direct benefit executive officers receive through improved stock performance.

     In fiscal 1996, the Compensation Committee made determinations concerning the size and frequency of option grants for executive officers, after consideration of recommendations from the Chief Executive Officer and information provided by Human Resources personnel. Option grants were based upon relative position and responsibilities of each executive officer, historical and expected contributions of each officer to the Company, and previous option grants to such executive officers. Options were granted with a goal to provide competitive equity compensation for executive officers compared to executive officers of similar rank in companies of the Company's industry, geographic location and size. Generally, option grants vest over four years, and although the options are immediately exercisable, shares are subject to repurchase by the Company until vesting restrictions have lapsed. Option grants for fiscal 1996 are set forth in the table entitled "OPTION GRANTS IN LAST FISCAL YEAR" in the section entitled "EXECUTIVE COMPENSATION AND OTHER MATTERS."

     CHANGE OF CONTROL AGREEMENTS. In December 1996, following the completion of fiscal 1996, the Committee determined that it was in the best interests of the Company and its stockholders to adopt change of control agreements to provide the executive officers of the Company with certain severance benefits upon a change of control of the Company (as defined in the agreements), and upon the executive officers' termination of employment following a change of control. The Committee believed that such benefits would provide such executive officers with enhanced financial security, thereby providing incentive for such officers to remain employed by the Company during a period of uncertainty when there is the possibility of or negotiation of a change of control transaction. Accordingly, the Committee unanimously recommended adoption of change of control agreements for the Company's executive officers. The terms of such agreements are described above in the section entitled "EXECUTIVE COMPENSATION AND OTHER
MATTERS - Employment and Change of Control Agreements."   The Committee
recommended an agreement for Mr. Hootnick providing a severance payment equal to 200% of salary, plus targeted bonus, and vesting of options based on the sale price for the Company, pursuant to the terms of Mr. Hootnick's offer letter.
The Board of Directors, based on the recommendation of the Compensation Committee, also approved these agreements for any future executive officer of the Company to attract and retain such executives.

     CHIEF EXECUTIVE OFFICER COMPENSATION. In fiscal 1996 Mr. Tomasetti continued his fiscal 1995 base salary as President and Chief Executive Officer. Mr. Tomasetti also had individual MBOs, the achievement of which would have determined Mr. Tomasetti's bonus under the MBO portion of the Company's bonus plan for executive officers. In June 1996, Mr. Tomasetti resigned as President and Chief Executive Officer of the Company and entered into a Resignation Agreement approved by the Compensation Committee. Pursuant to the agreement, Mr. Tomasetti will remain an employee of the Company at his 1996 base salary through June 1997, but was not entitled to any bonus in fiscal 1996 or thereafter. Mr. Tomasetti's outstanding options were each amended to provide that there would be no further vesting under such options following Mr. Tomasetti's resignation from his officer positions effective in June 1996, but that he would receive an option grant of 15,000 shares for his services as an outside director, subject to the stockholders' approval of the proposed 1996 Option Plan. See "EXECUTIVE COMPENSATION AND OTHER MATTERS - Employment and Change of Control Agreements."

     Laurence R. Hootnick became the President and CEO of the Company in June 1996, concurrent with Mr. Tomasetti's resignation. The Company and Mr. Hootnick have entered into an employment letter agreement following arms-length negotiations and approval by the Compensation Committee. Under this agreement Mr. Hootnick is entitled to an annual salary of $240,000, participation in the Company's employee benefits plans, and a target bonus of 50% of salary (pro-rated for service in the fiscal year), which terms the Committee determined to be competitive compared with compensation for chief executive officers in companies in similar industries and of similar size and geographic location. Under the agreement, Mr. Hootnick's bonus depends upon the Company's achieving profitability and revenue targets approved by the Compensation Committee. Such goals were not achieved in fiscal 1996, and accordingly Mr. Hootnick received no bonus for fiscal 1996. Also pursuant to his employment letter agreement, Mr. Hootnick was granted options for 300,000 shares in fiscal 1996 and an additional option for 78,000 shares in fiscal 1997, and is to be granted additional options for 20,000 shares subject to the approval by the stockholders of the proposed 1996 Stock Option Plan. The number of shares subject to such options was determined by the Committee to provide competitive equity compensation compared to chief executive officers in companies of the Company's industry, geographic location and size. For a more detailed description of the terms of the employment letter agreement, see the section entitled "EXECUTIVE COMPENSATION AND OTHER MATTERS - Employment and Change of Control Agreements."

     DEDUCTIBILITY OF EXECUTIVE COMPENSATION. The Company has considered the amendments to the Internal Revenue Code and related regulations of the Internal Revenue Service which restrict deductibility of executive compensation paid to each of the five most highly compensated executive officers at the end of any fiscal year to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under the statute or regulations. The Compensation Committee concluded in January 1994 that it would be advisable to establish certain restrictions on the granting of options under the option plans to assist in the qualification of compensation recognized in connection with the exercise of such options for an exemption; these restrictions were approved at the 1994 Annual Meeting of Stockholders.
The Committee also approved identical restrictions on the granting of options under the 1996 Stock Option Plan submitted for stockholder approval. See "APPROVAL OF ADOPTION OF 1996 STOCK OPTION PLAN." The Committee does not believe that other components of the Company's compensation will be likely to exceed $1,000,000 for any executive officer in the foreseeable future and therefore concluded that no further action with respect to qualifying such compensation for deductibility was necessary at this time. In the future, the Committee will continue to evaluate the advisability of qualifying its executive compensation for deductibility of such compensation. The Committee's policy is to qualify its executive compensation for deductibility under applicable tax laws as practicable.

     COMPENSATION COMMITTEE

     Robert Horne

     Robert C. Fink

                        COMPARISON OF STOCKHOLDER RETURN

     Set forth below is a line graph comparing the annual percentage change in the cumulative total return on the Company's Common Stock with the cumulative total return of the S&P 500 and the S&P Technology-500/1/ for the period commencing on October 31, 1991 and ending on October 31, 1996.



                    COMPARISON OF CUMULATIVE TOTAL RETURN
               FROM OCTOBER 31, 1991 THROUGH OCTOBER 31, 1996/2/
                 CONSILIUM, INC., S&P 500, S&P TECHNOLOGY - 500

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period           CONSILIUM,     S&P          S&P
(Fiscal Year Covered)           INC.        500 INDEX    TECHNOLOGY -500
------------------------     ----------     ---------    ---------------
Measurement Pt- 10/31/91     $100.00        $100.00      $100.00
FYE 10/31/92                 $ 41.62        $109.95      $100.95
FYE 10/31/93                 $ 29.48        $126.39      $125.42
FYE 10/31/94                 $ 29.48        $131.27      $152.24
FYE 10/31/95                 $ 57.23        $165.98      $230.55
FYE 10/31/96                 $ 30.06        $205.97      $278.94



-------------------

/1/  The S&P Technology-500 was previously named the "S&P High Tech Composite."

/2/ Assumes that $100.00 was invested on October 31, 1991 in the Company's Common Stock and each index, and that all dividends were reinvested. No dividends have been declared on the Company's Common Stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

                 APPROVAL OF ADOPTION OF 1996 STOCK OPTION PLAN

GENERAL

     The Board of Directors unanimously approved the adoption of the Company's 1996 Stock Option Plan (the "1996 Plan") on December 13, 1996 (the "Effective Date"), subject to stockholder approval. If the 1996 Plan is approved by the Company's stockholders, future option grants would be made pursuant to the 1996 Plan rather than the Company's Fourth Amended and Restated 1983 Stock Option Plan or the Company's 1993 Stock Option Plan (collectively, the "Prior Plans").

     The stockholders are now being asked to approve the adoption of the 1996 Plan, the material features of which are described below. The Board of Directors believes that the availability of an adequate stock option program is an important factor in attracting and retaining qualified officers, employees and consultants essential to the success of the Company and in aligning their long-term interests with those of the stockholders.

DESCRIPTION OF PLAN

     The following summary of the 1996 Plan is qualified in its entirety by the specific language of the 1996 Plan, a copy of which is available to any stockholder upon request.

     General. The 1996 Plan provides for the grant of incentive stock options within the meaning of section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and nonstatutory stock options. Subject to approval of the 1996 Plan by the Company's stockholders, Laurence R. Hootnick will be granted a stock option for 20,000 shares of Common Stock under the 1996 Plan pursuant to a letter agreement dated June 3, 1996 between Mr. Hootnick and the Company. Subject to the approval of the 1996 Plan by the Company's stockholders, Thomas
A. Tomasetti will be granted a stock option for 15,000 shares of Common Stock under the 1996 Plan pursuant to a resignation agreement dated July 19, 1996 between Mr. Tomasetti and the Company. See "EXECUTIVE COMPENSATION AND OTHER MATTERS - Employment and Change of Control Agreements, and - Change of Benefit Plans." As of February 7, 1997, no options have been granted under the 1996 Plan.

     Shares Subject to Plan. The maximum number of authorized but unissued or reacquired shares of the Company's Common Stock available for issuance under the 1996 Plan is equal to the sum of (a) 390,000 shares, (b) the number of shares, as of the Effective Date, subject to outstanding options granted under the Prior Plans, and (c) the number of shares available for future grant under the Prior Plans as of the Effective Date (the "Share Reserve"). The Share Reserve will be reduced by the number of shares which continue to be subject to outstanding options granted under the Prior Plans, are issued upon exercise of such options, or are issued pursuant to options granted under the Prior Plans after the Effective Date. As of February 7, 1997, 635,624 shares were available for grant under the 1996 Plan. The 1996 Plan imposes a grant limit under which no employee may receive in any fiscal year options to purchase in excess of 200,000 shares; provided, however, that a new hire may receive options to purchase up to 300,000 shares (the "Grant Limit"). Appropriate adjustments will be made to the shares subject to the 1996 Plan, to the Grant Limit, and to outstanding options upon any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in the capital structure of the Company. To the extent that any outstanding option under the 1996 Plan expires or terminates prior to exercise in full or if shares issued upon exercise of an option are repurchased by the Company, the shares of Common Stock for which such option is not exercised or repurchased are returned to the 1996 Plan and become available for future grant.

     Administration. The 1996 Plan is administered by the Board of Directors or a duly appointed committee of the Board (hereinafter referred to as the "Board"). With respect to the participation of individuals whose transactions in the Company's equity securities are subject to Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act"), the 1996 Plan must be administered in compliance with the requirements of Rule 16b-3 under the Exchange Act, if any. Subject to the provisions of the 1996 Plan, the Board determines the persons to whom options are to be granted, the number of shares to be covered by each option, whether an option is to be an incentive stock option or a nonstatutory stock option, the timing and terms of exercisability of each option or the vesting of shares acquired upon the exercise of an option, including the effect thereon of an optionee's termination of service, the exercise price of and the type of consideration to be paid to the Company upon the exercise of each option, the duration of each option, and all other terms and conditions of the options.

     The 1996 Plan authorizes the Board to amend, modify, extend, renew, or grant a new option in substitution for, any option, to waive any restrictions or conditions applicable to any option or any shares acquired upon the exercise thereof, and to accelerate, continue, extend or defer the exercisability of any option or the vesting of any shares acquired upon the exercise of an option, including with respect to the period following an optionee's termination of service with the Company. The 1996 Plan provides, subject to certain limitations, for indemnification by the Company of any director, officer or employee against all reasonable expenses, including attorneys' fees, incurred in connection with any legal action arising from such person's action or failure to act in administering the 1996 Plan. The Board will interpret the 1996 Plan and options granted thereunder, and all determinations of the Board will be final and binding on all persons having an interest in the 1996 Plan or any option.

     Eligibility. Options may be granted under the 1996 Plan to employees, directors and consultants of the Company or of any present or future parent or subsidiary corporations of the Company. The 1996 Plan also permits options to be granted to prospective employees, consultants and directors in connection with written offers of employment or engagement, provided that such options may not become exercisable prior to the individual's commencement of service. As of February 7, 1997, the Company had approximately 260 employees, including 10 executive officers, and 2 non-employee directors. While any person eligible under the 1996 Plan may be granted a nonstatutory option, only employees may be granted incentive stock options.

     Terms and Conditions of Options. Each option granted under the 1996 Plan is evidenced by a written agreement between the Company and the optionee specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the plan. The exercise price per share of each option granted under the 1996 Plan must equal at least the fair market value of a share of the Company's Common Stock on the date of grant. However, any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company (a "Ten Percent Stockholder") must have an exercise price equal to at least 110% of the fair market value of a share of Common Stock on the date of grant. As of February 7, 1997, the closing price of a share of the Company's Common Stock as reported on the Nasdaq National Market was $6.25.

     The option exercise price may be paid in cash, by check, or in cash equivalent, by tender of shares of the Company's Common Stock owned by the optionee having a fair market value not less than the exercise price, by the assignment of the proceeds of a sale or loan with respect to some or all of the shares of Common Stock being acquired upon the exercise of the option, by means of a promissory note, by any other lawful consideration approved by the Board, or by any combination of these. The Board may nevertheless restrict the forms of payment permitted in connection with any option grant. The 1996 Plan also authorizes the Company to withhold from shares otherwise issuable upon the exercise of an option or to accept the tender of shares of the Company's Common Stock in full or partial payment of any tax withholding obligations.

     Options granted under the 1996 Plan become exercisable and vested at such times and subject to such conditions as specified by the Board. Generally, options granted under the 1996 Plan become exercisable in installments over a period of time specified by the Board at the time of grant, subject to the optionee's continued service with the Company. However, the Board may also grant options that are exercisable immediately on and after the date of grant, subject to the right of the Company to reacquire at the optionee's exercise price any unvested shares held by the optionee upon termination of service or if the optionee attempts to transfer any unvested shares. Shares acquired under such options generally vest in installments subject to the optionee's continued service. The 1996 Plan provides that the maximum term of an incentive stock option is ten years unless granted to a Ten Percent Stockholder, in which case the maximum term is five years. Consistent with the Code, the 1996 Plan does not limit the term of a nonstatutory stock option. Options are nontransferable by the optionee other than by will or by the laws of descent and distribution, and are exercisable during the optionee's lifetime only by the optionee. However, the 1996 Plan provides that a nonstatutory stock option may be assignable or transferable to the extent permitted by the Board and set forth in the option agreement.

     Transfer of Control. The 1996 Plan provides that, in the event of (i) a sale or exchange by the stockholders in a single or series of related transactions of more than 50% of the Company's voting stock, (ii) a merger or consolidation in which the Company is a party, (iii) the sale, exchange or transfer of all or substantially all of the assets of the Company, or (iv) a liquidation or dissolution of the Company wherein, upon any such event, the stockholders of the Company immediately before such event do not retain, in substantially the same proportions as their ownership of shares immediately before the transaction, direct or indirect beneficial ownership of more than 50% of the total combined voting power of the voting stock of the Company, its successor, or the corporation to which the assets of the Company were transferred (a "Transfer of Control"), any unexercisable or unvested portion of the outstanding options will become immediately exercisable and vested in full prior to the Transfer of Control unless the acquiring or successor corporation assumes the Company's rights and obligations under the outstanding options or substitutes substantially equivalent options for such corporation's stock. To the extent that the options outstanding under the 1996 Plan are not assumed, substituted for, or exercised prior to the Transfer of Control, they will terminate.

     Termination or Amendment. The 1996 Plan will continue in effect until the earlier of its termination by the Board or the date on which all shares available for issuance under the 1996 Plan have been issued and all restrictions on such shares under the terms of the 1996 Plan and the option agreements have lapsed, provided that all incentive stock options must be granted within ten years of the Effective Date. The 1996 Plan further provides that the period for granting incentive stock options will be extended to a period of ten years following any subsequent approval of an increase in the maximum number of shares issuable under the 1996 Plan. The Board may terminate or amend the 1996 Plan at any time. However, subject to changes in the law that would permit otherwise, without stockholder approval, the Board may not adopt an amendment to the 1996 Plan which would increase the total number of shares of Common Stock issuable thereunder, change the class of persons eligible to receive incentive stock options, or otherwise require approval of the Company's stockholders under any applicable law, regulation or rule. No amendment may adversely affect an outstanding option without the consent of the optionee, unless the amendment is required to preserve the option's status as an incentive stock option or is necessary to comply with any applicable law.

SUMMARY OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the 1996 Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

     Incentive Stock Options. An optionee recognizes no taxable income for regular income tax purposes as the result of the grant or exercise of an incentive stock option qualifying under section 422 of the Code. Optionees who do not dispose of their shares for two years following the date the option was granted nor within one year following the exercise of the option will normally recognize a long-term capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year from the date of exercise (a "disqualifying disposition"), the difference between the fair market value of the shares on the determination date (see discussion under "Nonstatutory Stock Options" below) and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. A capital gain or loss will be long-term if the optionee's holding period is more than 12 months. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder.

     The difference between the option exercise price and the fair market value of the shares on the determination date of an incentive stock option (see discussion under "Nonstatutory Stock Options" below) is an adjustment in computing the optionee's alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

     Nonstatutory Stock Options. Options not designated or qualifying as incentive stock options will be nonstatutory stock options. Nonstatutory stock options have no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the determination date (as defined below). If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The "determination date" is the date on which the option is exercised unless the shares are subject to a substantial risk of forfeiture and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares are transferable or (ii) the date on which the shares are not subject to a substantial risk of forfeiture. If the determination date is after the exercise date, the optionee may elect, pursuant to Section 83(b) of the Code, to have the exercise date be the determination date by filing an election with the Internal Revenue Service not later than 30 days after the date the option is exercised. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss.
A capital gain or loss will be long-term if the optionee's holding period is more than 12 months. No tax deduction is available to the Company with respect to the grant of a nonstatutory stock option or the sale of the stock acquired pursuant to such grant. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

     The affirmative vote of a majority of the votes present or represented by proxy and entitled to vote at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote on this proposal. Broker non-votes will have no effect on the outcome of this vote.

     The Board of Directors believes that the adoption of the 1996 Plan is in the best interests of the Company and the stockholders for the reasons stated above. THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO ADOPT THE 1996 PLAN.


                CHANGES IN COMPANY'S CERTIFYING ACCOUNTANTS AND
             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

CHANGES IN COMPANY'S CERTIFYING ACCOUNTANT

     On July 12, 1996, Coopers & Lybrand L.L.P. ("Coopers"), the independent accountant engaged to audit the financial statements of the Company during the Company's two most recent fiscal years and prior thereto, resigned. The reports of Coopers for the fiscal years ended October 31, 1995 and October 31, 1994, including the restatement reported in the Company's Form 10-K/A for the year ended October 31, 1995, contained no adverse opinion or disclaimer of opinion, and were not qualified as to other uncertainties, audit scope, or accounting principles.

     Coopers did not inform the Audit Committee, the Board of Directors or management of its intent to resign prior to delivery of its resignation. Accordingly, neither the Audit Committee nor the Board of Directors nor management made any recommendation with respect to Coopers' resignation. After Coopers' resignation, Coopers identified to the Company a disagreement required to be reported in accordance with Item 304 of Regulation S-K. This disagreement identified by Coopers was resolved to the satisfaction of Coopers and was reflected in the Company's Notes to Consolidated Financial Statements in the Company's Form 10-Q for the three month period ended April 30, 1996, the Company's Form 10-K/A for the year ended October 31, 1995 and Form 10-Q/A for the three month period ended January 31, 1996. The disagreement was identified as follows: During the week of May 13, 1996, the Company received a letter dated May 6, 1996 from Honeywell, Inc. alleging claims for unidentified breaches of contract, misrepresentation, and fraud. The letter did not set forth any basis for the claims, did not allege an amount at issue, and asserted an intent to litigate unless satisfactory progress was made toward resolution of the claim. In early June 1996, after consulting counsel, who had been unable to obtain information from Honeywell concerning the materiality of the claim, management believed that disclosure of the Honeywell letter would be premature and that the Company should first investigate the matter to determine materiality and to understand the basis for the claims, and accordingly considered at that time omitting disclosure from the Company's Form 10-Q, Form 10-K/A and Form 10-Q/A. On June 11, 1996, Coopers advised the Company's Audit Committee that Coopers disagreed with management's proposed omission of a description of such letter in the Company's Form 10-Q for the three month period ended April 30, 1996. The Audit Committee and management concurred with Coopers' recommendation and the Company included disclosure of the receipt of such letter in the Company's Quarterly Report on Form 10-Q for the three months ended April 30, 1996 filed on June 14, 1996, and the Company's Form 10-K/A for the year ended October 31, 1995 and the Company's Form 10-Q/A for the three month period ended January 31, 1996, each filed July 2, 1996.

     During the Company's two most recent fiscal years and the interim period preceding resignation, Coopers has not advised management, the Audit Committee or the Board of Directors of the Company of any issues regarding significant internal control matters, problems with management's representations or financial statements, requirements for expanded audit scope or information that materially impacts the fairness or reliability of the Company's financial statements. During the two previous fiscal years and the interim period through the date of resignation, there were no other disagreements between the Company and Coopers on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which if not resolved to the satisfaction of Coopers would have caused it to make reference to the subject matter of the disagreement in connection with its report.

     On August 2, 1996, the Company engaged Arthur Andersen LLP ("Arthur Andersen") as its principal accountant to audit the Company's financial statements for the fiscal year ended October 31, 1996. The engagement of Arthur Andersen was approved by the Company's Audit Committee. The Company has not consulted with Arthur Andersen during the previous two fiscal years and the interim period to date on any matter which was the subject of any disagreement or with respect to any "reportable event" as defined in Item 304 of Regulation S-K or on the application of accounting principles to any specified transaction, whether completed or proposed, or the type of audit opinion which might be rendered on the Company's financial statements.

APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board of Directors of the Company has selected Arthur Andersen, independent accountants for the Company since August 2, 1996, as independent accountants to audit the financial statements of the Company for the fiscal year ending October 31, 1997. A representative of Arthur Andersen is expected to be present at the Annual Meeting with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

     The affirmative vote of a majority of the votes cast at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF ARTHUR ANDERSEN AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING OCTOBER 31, 1997.


                     STOCKHOLDER PROPOSALS TO BE PRESENTED
                             AT NEXT ANNUAL MEETING

     Proposals of stockholders intended to be presented at the next Annual Meeting of the Stockholders of the Company must be received by the Company at its offices at 485 Clyde Avenue, Mountain View, California, 94043, not later than October 22, 1997, and satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the Company's proxy statement for that meeting.

                         TRANSACTION OF OTHER BUSINESS

     At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

                                    By Order of the Board of Directors

                                    /s/ Michael J. Field

                                    MICHAEL J. FIELD,
                                    Secretary

February 19, 1997

                                CONSILIUM, INC.

                            1996 STOCK OPTION PLAN


     1.  ESTABLISHMENT, PURPOSE AND TERM OF PLAN.
         ---------------------------------------

         1.1 ESTABLISHMENT. The Consilium, Inc. 1996 Stock Option Plan (the "PLAN") is hereby established effective as of December 13, 1996 (the "EFFECTIVE DATE").

         1.2 PURPOSE. The purpose of the Plan is to advance the interests of the Participating Company Group and its stockholders by providing an incentive to attract, retain and reward persons performing services for the Participating Company Group and by motivating such persons to contribute to the growth and profitability of the Participating Company Group.

         1.3 TERM OF PLAN. The Plan shall continue in effect until the earlier of its termination by the Board or the date on which all of the shares of Stock available for issuance under the Plan have been issued and all restrictions on such shares under the terms of the Plan and the agreements evidencing Options granted under the Plan have lapsed. However, all Incentive Stock Options shall be granted, if at all, within ten (10) years from the earlier of the date the Plan is adopted by the Board or the date the Plan is duly approved by the stockholders of the Company. Notwithstanding the foregoing, if the maximum number of shares of Stock issuable pursuant to the Plan as provided in Section
4.1 has been increased at any time, all Incentive Stock Options shall be granted, if at all, no later than the last day preceding the tenth (10th) anniversary of the earlier of (a) the date on which the latest such increase in the maximum number of shares of Stock issuable under the Plan was approved by the stockholders of the Company or (b) the date such amendment was adopted by the Board.

     2.  DEFINITIONS AND CONSTRUCTION.
         ----------------------------

         2.1 DEFINITIONS. Whenever used herein, the following terms shall have their respective meanings set forth below:

              (a) "BOARD" means the Board of Directors of the Company. If one or more Committees have been appointed by the Board to administer the Plan, "Board" also means such Committee(s).

              (b) "CODE" means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.

              (c) "COMMITTEE" means the Compensation Committee or other committee of the Board duly appointed to administer the Plan and having such powers as shall be specified by the Board. Unless the powers of the Committee have been specifically limited, the Committee shall have all of the powers of the Board granted herein, including, without limitation, the power to amend or terminate the Plan at any time, subject to the terms of the Plan and any applicable limitations imposed by law.

              (d) "COMPANY" means Consilium, Inc., a Delaware corporation, or any successor corporation thereto.

              (e) "CONSULTANT" means any person, including an advisor, engaged by a Participating Company to render services other than as an Employee or a Director.

              (f) "DIRECTOR" means a member of the Board or of the board of directors of any other Participating Company.

              (g) "EMPLOYEE" means any person treated as an employee (including an officer or a Director who is also treated as an employee) in the records of a Participating Company; provided, however, that neither service as a Director nor payment of a director's fee shall be sufficient to constitute employment for purposes of the Plan.

              (h) "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

              (i) "FAIR MARKET VALUE" means, as of any date, the value of a share of Stock or other property as determined by the Board, in its sole discretion, or by the Company, in its sole discretion, if such determination is expressly allocated to the Company herein, subject to the following:

                  (i) If, on such date, there is a public market for the Stock, the Fair Market Value of a share of Stock shall be the closing sale price of a share of Stock (or the mean of the closing bid and asked prices of a share of Stock if the Stock is so quoted instead) as quoted on the Nasdaq National Market, the Nasdaq Small-Cap Market or such other national or regional securities exchange or market system constituting the primary market for the Stock, as reported in the Wall Street Journal or such other source as the
                          -------------------
Company deems reliable. If the relevant date does not fall on a day on which the Stock has traded on such securities exchange or market system, the date on which the Fair Market Value shall be established shall be the last day on which the Stock was so traded prior to the relevant date, or such other appropriate day as shall be determined by the Board, in its sole discretion.

                  (ii) If, on such date, there is no public market for the Stock, the Fair Market Value of a share of Stock shall be as determined by the Board without regard to any restriction other than a restriction which, by its terms, will never lapse.

              (j) "INCENTIVE STOCK OPTION" means an Option intended to be (as set forth in the Option Agreement) and which qualifies as an incentive stock option within the meaning of Section 422(b) of the Code.

              (k) "INSIDER" means an officer or a Director of the Company or any other person whose transactions in Stock are subject to Section 16 of the Exchange Act.

              (l) "NONSTATUTORY STOCK OPTION" means an Option not intended to be (as set forth in the Option Agreement) or which does not qualify as an Incentive Stock Option.

              (m) "OPTION" means a right to purchase Stock (subject to adjustment as provided in Section 4.2) pursuant to the terms and conditions of the Plan. An Option may be either an Incentive Stock Option or a Nonstatutory Stock Option.

              (n) "OPTION AGREEMENT" means a written agreement between the Company and an Optionee setting forth the terms, conditions and restrictions of the Option granted to the Optionee and any shares acquired upon the exercise thereof.

              (o) "OPTIONEE" means a person who has been granted one or more Options.

              (p) "PARENT CORPORATION" means any present or future "parent corporation" of the Company, as defined in Section 424(e) of the Code.

              (q) "PARTICIPATING COMPANY" means the Company or any Parent Corporation or Subsidiary Corporation.

              (r) "PARTICIPATING COMPANY GROUP" means, at any point in time, all corporations collectively which are then Participating Companies.

              (s) "RULE 16B-3" means Rule 16b-3 under the Exchange Act, as amended from time to time, or any successor rule or regulation.

              (t) "SECTION 162(M)" means Section 162(m) of the Code, as amended by the Revenue Reconciliation Act of 1993 (P.L. 103-66).

              (u) "STOCK" means the common stock, par value $0.01, of the Company, as adjusted from time to time in accordance with Section 4.2.

              (v) "SUBSIDIARY CORPORATION" means any present or future "subsidiary corporation" of the Company, as defined in Section 424(f) of the Code.

              (w) "TEN PERCENT OWNER OPTIONEE" means an Optionee who, at the time an Option is granted to the Optionee, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of a Participating Company within the meaning of Section 422(b)(6) of the Code.

         2.2 CONSTRUCTION. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular.
Use of the term "or" is not intended to be exclusive, unless the context clearly requires otherwise.

     3.  ADMINISTRATION.
         --------------

         3.1 ADMINISTRATION BY THE BOARD. The Plan shall be administered by the Board, including any duly appointed Committee of the Board. All questions of interpretation of the Plan or of any Option shall be determined by the Board, and such determinations shall be final and binding upon all persons having an interest in the Plan or such Option. Any officer of a Participating Company shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, determination or election which is the responsibility of or which is allocated to the Company herein, provided the officer has apparent authority with respect to such matter, right, obligation, determination or election.

         3.2 ADMINISTRATION WITH RESPECT TO INSIDERS. With respect to participation by Insiders in the Plan, at any time that any class of equity security of the Company is registered pursuant to Section 12 of the Exchange Act, the Plan shall be administered in compliance with the requirements, if any, of Rule 16b-3.

         3.3 POWERS OF THE BOARD. In addition to any other powers set forth in the Plan and subject to the provisions of the Plan, the Board shall have the full and final power and authority, in its sole discretion:

              (a) to determine the persons to whom, and the time or times at which, Options shall be granted and the number of shares of Stock to be subject to each Option;

              (b) to designate Options as Incentive Stock Options or Nonstatutory Stock Options;

              (c) to determine the Fair Market Value of shares of Stock or other property;

              (d) to determine the terms, conditions and restrictions applicable to each Option (which need not be identical) and any shares acquired upon the exercise thereof, including, without limitation, (i) the exercise price of the Option, (ii) the method of payment for shares purchased upon the exercise of the Option, (iii) the method for satisfaction of any tax withholding obligation arising in connection with the Option or such shares, including by the withholding or delivery of shares of stock, (iv) the timing, terms and conditions of the exercisability of the Option or the vesting of any shares acquired upon the exercise thereof, (v) the time of the expiration of the Option, (vi) the effect of the Optionee's termination of employment or service with the Participating Company Group on any of the foregoing, and (vii) all other terms, conditions and restrictions applicable to the Option or such shares not inconsistent with the terms of the Plan;

              (e) to approve one or more forms of Option Agreement;

              (f) to amend, modify, extend, or renew, or grant a new Option in substitution for, any Option or to waive any restrictions or conditions applicable to any Option or any shares acquired upon the exercise thereof;

              (g) to accelerate, continue, extend or defer the exercisability of any Option or the vesting of any shares acquired upon the exercise thereof, including with respect to the period following an Optionee's termination of employment or service with the Participating Company Group;

              (h) to prescribe, amend or rescind rules, guidelines and policies relating to the Plan, or to adopt supplements to, or alternative versions of, the Plan, including, without limitation, as the Board deems necessary or desirable to comply with the laws of, or to accommodate the tax policy or custom of, foreign jurisdictions whose citizens may be granted Options; and

              (i) to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Option Agreement and to make all other determinations and take such other actions with respect to the Plan or any Option as the Board may deem advisable to the extent consistent with the Plan and applicable law.

         3.4 COMMITTEE COMPLYING WITH SECTION 162(M). If a Participating Company is a "publicly held corporation" within the meaning of Section 162(m), the Board may establish a Committee of "outside directors" within the meaning of
Section 162(m) to approve the grant of any Option which might reasonably be anticipated to result in the payment of employee remuneration that would otherwise exceed the limit on employee remuneration deductible for income tax purposes pursuant to Section 162(m).

     4.  SHARES SUBJECT TO PLAN.
         ----------------------

         4.1 MAXIMUM NUMBER OF SHARES ISSUABLE. Subject to adjustment as provided in Section 4.2, the maximum aggregate number of shares of Stock that may be issued under the Plan shall be the sum of (a) Three Hundred Ninety Thousand (390,000) shares, (b) the number of shares of Stock, as of the Effective Date, subject to outstanding options granted pursuant to the Company's Fourth Amended and Restated 1983 Stock Option Plan and 1993 Stock Option Plan (collectively, the "PRIOR

PLANS"), which amount is One Million Six Hundred Seventy-Seven Thousand Six Hundred Fifty-Four (1,677,654) shares (the "PRIOR PLAN OPTIONS"), and (c) the number of shares of Stock available for future grant under the Prior Plans as of the Effective Date, which amount is Two Hundred Forty-Five Thousand Six Hundred Twenty-Four (245,624) (the "PRIOR PLAN AVAILABLE SHARES"), resulting in an aggregate total of Two Million Three Hundred Thirteen Thousand Two Hundred Seventy-Eight (2,313,278) shares (the "SHARE RESERVE") and shall consist of authorized but unissued or reacquired shares of Stock or any combination thereof. Notwithstanding the foregoing, the Share Reserve, determined at any time, shall be reduced by (a) the number of shares remaining subject to outstanding Prior Plan Options, (b) the number of shares issued upon the exercise of Prior Plan Options, and (c) the number of shares, if any, of the Prior Plan Available Shares which are issued upon the exercise of options granted under the Prior Plans subsequent to the Effective Date. If an outstanding Option for any reason expires or is terminated or canceled, or if shares of Stock acquired, subject to repurchase, upon the exercise of an Option are repurchased by the Company, the shares of Stock allocable to the unexercised portion of such Option or such repurchased shares of Stock shall again be available for issuance under the Plan.

         4.2 ADJUSTMENTS FOR CHANGES IN CAPITAL STRUCTURE. In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the capital structure of the Company, appropriate adjustments shall be made in the number and class of shares subject to the Plan and to any outstanding Options, in the Section 162(m) Grant Limit set forth in Section 5.4, and in the exercise price per share of any outstanding Options. If a majority of the shares which are of the same class as the shares that are subject to outstanding Options are exchanged for, converted into, or otherwise become (whether or not pursuant to an Ownership Change Event, as defined in Section 8.1) shares of another corporation (the "NEW SHARES"), the Board may unilaterally amend the outstanding Options to provide that such Options are exercisable for New Shares. In the event of any such amendment, the number of shares subject to, and the exercise price per share of, the outstanding Options shall be adjusted in a fair and equitable manner as determined by the Board, in its sole discretion. Notwithstanding the foregoing, any fractional share resulting from an adjustment pursuant to this Section 4.2 shall be rounded up or down to the nearest whole number, as determined by the Board, and in no event may the exercise price of any Option be decreased to an amount less than the par value, if any, of the stock subject to the Option. The adjustments determined by the Board pursuant to this Section 4.2 shall be final, binding and conclusive.

     5.  ELIGIBILITY AND OPTION LIMITATIONS.
         ----------------------------------

         5.1 PERSONS ELIGIBLE FOR OPTIONS. Options may be granted only to Employees, Consultants, and Directors. For purposes of the foregoing sentence, "Employees," "Consultants" and "Directors" shall include prospective Employees, prospective Consultants and prospective Directors to whom Options are granted in connection with written offers of employment or other service relationship with the

Participating Company Group. Eligible persons may be granted more than one (1) Option.

         5.2 OPTION GRANT RESTRICTIONS. Any person who is not an Employee on the effective date of the grant of an Option to such person may be granted only a Nonstatutory Stock Option. An Incentive Stock Option granted to a prospective Employee upon the condition that such person become an Employee shall be deemed granted effective on the date such person commences service with a Participating Company, with an exercise price determined as of such date in accordance with
Section 6.1.

         5.3 FAIR MARKET VALUE LIMITATION. To the extent that options designated as Incentive Stock Options (granted under all stock option plans of the Participating Company Group, including the Plan) become exercisable by an Optionee for the first time during any calendar year for stock having an aggregate Fair Market Value greater than One Hundred Thousand Dollars ($100,000), the portion of such options which exceeds such amount shall be treated as Nonstatutory Stock Options. For purposes of this Section 5.3, options designated as Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of stock shall be determined as of the time the option with respect to such stock is granted. If the Code is amended to provide for a different limitation from that set forth in this Section 5.3, such different limitation shall be deemed incorporated herein effective as of the date and with respect to such Options as required or permitted by such amendment to the Code. If an Option is treated as an Incentive Stock Option in part and as a Nonstatutory Stock Option in part by reason of the limitation set forth in this Section 5.3, the Optionee may designate which portion of such Option the Optionee is exercising. In the absence of such designation, the Optionee shall be deemed to have exercised the Incentive Stock Option portion of the Option first. Separate certificates representing each such portion shall be issued upon the exercise of the Option.

         5.4  SECTION 162(M) GRANT LIMIT.  Subject to adjustment as provided in
Section 4.2, at any such time as a Participating Company is a "publicly held corporation" within the meaning of Section 162(m), no Employee shall be granted one or more Options within any fiscal year of the Company which in the aggregate are for the purchase of more than Two Hundred Thousand (200,000) shares; provided, however, that the Company may make grant any newly-hired Employee an Option for the purchase of up to Three Hundred Thousand (300,000) shares (the "SECTION 162(M) GRANT LIMIT"). An Option which is canceled in the same fiscal year of the Company in which it was granted shall continue to be counted against the Section 162(m) Grant Limit for such period.

     6.  TERMS AND CONDITIONS OF OPTIONS.  Options shall be evidenced by Option
         -------------------------------
Agreements specifying the number of shares of Stock covered thereby, in such form as the Board shall from time to time establish. Option Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with and be subject to the following terms and conditions:

         6.1 EXERCISE PRICE. The exercise price for each Option shall be established in the sole discretion of the Board; provided, however, that (a) the exercise price per share for an Option shall be not less than the Fair Market Value of a share of Stock on the effective date of grant of the Option and (b) no Incentive Stock Option granted to a Ten Percent Owner Optionee shall have an exercise price per share less than one hundred ten percent (110%) of the Fair Market Value of a share of Stock on the effective date of grant of the Option. Notwithstanding the foregoing, an Option (whether an Incentive Stock Option or a Nonstatutory Stock Option) may be granted with an exercise price lower than the minimum exercise price set forth above if such Option is granted pursuant to an assumption or substitution for another option in a manner qualifying under the provisions of Section 424(a) of the Code.

         6.2 EXERCISE PERIOD. Options shall be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria, and restrictions as shall be determined by the Board and set forth in the Option Agreement evidencing such Option; provided, however, that (a) no Incentive Stock Option shall be exercisable after the expiration of ten (10) years after the effective date of grant of such Option, (b) no Incentive Stock Option granted to a Ten Percent Owner Optionee shall be exercisable after the expiration of five (5) years after the effective date of grant of such Option, and (c) no Option granted to a prospective Employee, prospective Consultant or prospective Director may become exercisable prior to the date on which such person commences service with a Participating Company.

         6.3  PAYMENT OF EXERCISE PRICE.

              (a) FORMS OF CONSIDERATION AUTHORIZED. Except as otherwise provided below, payment of the exercise price for the number of shares of Stock being purchased pursuant to any Option shall be made (i) in cash, by check, or cash equivalent, (ii) by tender to the Company of shares of Stock owned by the Optionee having a Fair Market Value (as determined by the Company without regard to any restrictions on transferability applicable to such stock by reason of federal or state securities laws or agreements with an underwriter for the Company) not less than the exercise price, (iii) by the assignment of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon the exercise of the Option (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System) (a "CASHLESS EXERCISE"), (iv) by the Optionee's promissory note in a form approved by the Company, (v) by such other consideration as may be approved by the Board from time to time to the extent permitted by applicable law, or (vi) by any combination thereof. The Board may at any time or from time to time, by adoption of or by amendment to the standard forms of Option Agreement described in
Section 7, or by other means, grant Options which do not permit all of the foregoing forms of consideration to be used in payment of the exercise price or which otherwise restrict one or more forms of consideration.

              (b) TENDER OF STOCK. Notwithstanding the foregoing, an Option may not be exercised by tender to the Company of shares of Stock to the extent such tender of Stock would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company's stock. Unless otherwise provided by the Board, an Option may not be exercised by tender to the Company of shares of Stock unless such shares either have been owned by the Optionee for more than six (6) months or were not acquired, directly or indirectly, from the Company.

              (c) CASHLESS EXERCISE. The Company reserves, at any and all times, the right, in the Company's sole and absolute discretion, to establish, decline to approve or terminate any program or procedures for the exercise of Options by means of a Cashless Exercise.

              (d) PAYMENT BY PROMISSORY NOTE. No promissory note shall be permitted if the exercise of an Option using a promissory note would be a violation of any law. Any permitted promissory note shall be on such terms as the Board shall determine at the time the Option is granted. The Board shall have the authority to permit or require the Optionee to secure any promissory note used to exercise an Option with the shares of Stock acquired upon the exercise of the Option or with other collateral acceptable to the Company. Unless otherwise provided by the Board, if the Company at any time is subject to the regulations promulgated by the Board of Governors of the Federal Reserve System or any other governmental entity affecting the extension of credit in connection with the Company's securities, any promissory note shall comply with such applicable regulations, and the Optionee shall pay the unpaid principal and accrued interest, if any, to the extent necessary to comply with such applicable regulations.

         6.4 TAX WITHHOLDING. The Company shall have the right, but not the obligation, to deduct from the shares of Stock issuable upon the exercise of an Option, or to accept from the Optionee the tender of, a number of whole shares of Stock having a Fair Market Value, as determined by the Company, equal to all or any part of the federal, state, local and foreign taxes, if any, required by law to be withheld by the Participating Company Group with respect to such Option or the shares acquired upon the exercise thereof. Alternatively or in addition, in its sole discretion, the Company shall have the right to require the Optionee, through payroll withholding, cash payment or otherwise, including by means of a Cashless Exercise, to make adequate provision for any such tax withholding obligations of the Participating Company Group arising in connection with the Option or the shares acquired upon the exercise thereof. The Company shall have no obligation to deliver shares of Stock or to release shares of Stock from an escrow established pursuant to the Option Agreement until the Participating Company Group's tax withholding obligations have been satisfied by the Optionee.

     7.  STANDARD FORMS OF OPTION AGREEMENT.
         ----------------------------------

         7.1 INCENTIVE STOCK OPTIONS. Unless otherwise provided by the Board at the time the Option is granted, an Option designated as an "Incentive Stock Option" shall comply with and be subject to the terms and conditions set forth in the appropriate form of Incentive Stock Option Agreement adopted by the Board concurrently with its adoption of the Plan and as amended from time to time.

         7.2 NONSTATUTORY STOCK OPTIONS. Unless otherwise provided by the Board at the time the Option is granted, an Option designated as a "Nonstatutory Stock Option" shall comply with and be subject to the terms and conditions set forth in the appropriate form of Nonstatutory Stock Option Agreement adopted by the Board concurrently with its adoption of the Plan and as amended from time to time.

         7.3  STANDARD TERM OF OPTIONS.  Except as otherwise provided in Section
6.2 or by the Board in the grant of an Option, any Option granted hereunder shall have a term of ten (10) years from the effective date of grant of the Option.

         7.4 AUTHORITY TO VARY TERMS. The Board shall have the authority from time to time to vary the terms of any of the standard forms of Option Agreement described in this Section 7 either in connection with the grant or amendment of an individual Option or in connection with the authorization of a new standard form or forms; provided, however, that the terms and conditions of any such new, revised or amended standard form or forms of Option Agreement are not inconsistent with the terms of the Plan. Such authority shall include, but not by way of limitation, the authority to grant Options which are immediately exercisable subject to the Company's right to repurchase any unvested shares of Stock acquired by an Optionee upon the exercise of an Option in the event such Optionee's employment or service with the Participating Company Group is terminated for any reason, with or without cause.

     8.  TRANSFER OF CONTROL.
         -------------------

         8.1  DEFINITIONS.

              (a) An "OWNERSHIP CHANGE EVENT" shall be deemed to have occurred if any of the following occurs with respect to the Company:

                  (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company;

                  (ii) a merger or consolidation in which the Company is a party;

                  (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company; or

                  (iv)  a liquidation or dissolution of the Company.

              (b) A "TRANSFER OF CONTROL" shall mean an Ownership Change Event or a series of related Ownership Change Events (collectively, the "TRANSACTION") wherein the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction, in substantially the same proportions as their ownership of shares of the Company's voting stock immediately before the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting stock of the Company or the corporation or corporations to which the assets of the Company were transferred (the "TRANSFEREE CORPORATION(S)"), as the case may be. For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting stock of one or more corporations which, as a result of the Transaction, own the Company or the Transferee Corporation(s), as the case may be, either directly or through one or more subsidiary corporations. The Board shall have the right to determine whether multiple sales or exchanges of the voting stock of the Company or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive.

         8.2 EFFECT OF TRANSFER OF CONTROL ON OPTIONS. In the event of a Transfer of Control, the surviving, continuing, successor, or purchasing corporation or parent corporation thereof, as the case may be (the "ACQUIRING CORPORATION"), may either assume the Company's rights and obligations under outstanding Options or substitute for outstanding Options substantially equivalent options for the Acquiring Corporation's stock. For purposes of this
Section 8.2, an Option shall be deemed assumed if, following the Transfer of Control, the Option confers the right to purchase, for each share of Stock subject to the Option immediately prior to the Transfer of Control, the consideration (whether stock, cash or other securities or property) to which a holder of a share of Stock on the effective date of the Transfer of Control was entitled. In the event the Acquiring Corporation assumes or substitutes for an outstanding Option in connection with a Transfer of Control, no acceleration of exercisability or vesting shall occur, unless otherwise provided in the Option Agreement evidencing such Option or a change of control agreement between the Company and the Optionee, if any. In the event the Acquiring Corporation elects not to assume or substitute for outstanding Options in connection with a Transfer of Control, any unexercisable or unvested portion of the outstanding Options shall be immediately exercisable and vested in full as of the date ten
(10) days prior to the date of the Transfer of Control. The exercise or vesting of any Option that was permissible solely by reason of this Section 8.2 shall be conditioned upon the consummation of the Transfer of Control. Any Options which are neither assumed or substituted for by the Acquiring Corporation in connection with the Transfer of Control nor exercised as of the date of the Transfer of Control shall terminate and cease to be outstanding effective as of the date of the Transfer of Control. Notwithstanding the foregoing, shares acquired upon exercise of an Option prior to the Transfer of Control and any consideration received pursuant to the Transfer of Control with respect to such shares shall continue to be subject to all applicable provisions of the Option Agreement evidencing such Option except as otherwise provided in such Option Agreement. Furthermore, notwithstanding the foregoing, if the corporation the stock of which is subject to the outstanding Options immediately prior to an Ownership Change Event described in Section 8.1(a)(i) constituting a Transfer of Control is the surviving or continuing corporation and immediately after such Ownership Change Event less than fifty percent (50%) of the total combined voting power of its voting stock is held by another corporation or by other corporations that are members of an affiliated group within the meaning of Section 1504(a) of the Code without regard to the provisions of Section 1504(b) of the Code, the outstanding Options shall not terminate unless the Board otherwise provides in its sole discretion.

     9.  PROVISION OF INFORMATION.  Each Optionee shall be given access to
         ------------------------
information concerning the Company equivalent to that information generally made available to the Company's common stockholders.

     10. NONTRANSFERABILITY OF INCENTIVE STOCK OPTIONS.  During the lifetime of
         ---------------------------------------------
the Optionee, an Option shall be exercisable only by the Optionee or the Optionee's guardian or legal representative. No Option shall be assignable or transferable by the Optionee, except by will or by the laws of descent and distribution. Notwithstanding the foregoing, a Nonstatutory Stock Option shall be assignable or transferable to the extent permitted by the Board and set forth in the Option Agreement evidencing such Option.

     11. INDEMNIFICATION.  In addition to such other rights of indemnification
         ---------------
as they may have as members of the Board or officers or employees of the Participating Company Group, members of the Board and any officers or employees of the Participating Company Group to whom authority to act for the Board or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys' fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

     12. TERMINATION OR AMENDMENT OF PLAN.  The Board may terminate or amend
         --------------------------------
the Plan at any time. However, subject to changes in applicable law, regulations or rules that would permit otherwise, without the approval of the Company's stockholders, there shall be (a) no increase in the maximum aggregate number of shares of Stock that may be issued under the Plan (except by operation of the provisions of Section 4.2), (b) no change in the class of persons eligible to receive

Incentive Stock Options, and (c) no other amendment of the Plan that would require approval of the Company's stockholders under any applicable law, regulation or rule. In any event, no termination or amendment of the Plan may adversely affect any then outstanding Option or any unexercised portion thereof, without the consent of the Optionee, unless such termination or amendment is required to enable an Option designated as an Incentive Stock Option to qualify as an Incentive Stock Option or is necessary to comply with any applicable law, regulation or rule.

     IN WITNESS WHEREOF, the undersigned Secretary of the Company certifies that the foregoing Consilium, Inc. 1996 Stock Option Plan was duly adopted by the Board on December 13, 1996.



                                               ---------------------------------
                                               Secretary

                                  PLAN HISTORY
                                  ------------


December 13, 1996       Board adopts Plan, with an initial reserve of 2,313,278
                        shares.

[______________, 1997]  Stockholders approve Plan, with an initial reserve of
                        2,313,278 shares.

                                CONSILIUM, INC.

                   Proxy for Annual Meeting of Stockholders
                      Solicited by the Board of Directors

P         The undersigned hereby appoints Jonathan J. Golovin and Lawrence R.
     Hootnick, or either, as proxy with the power of substitution to vote and
R act on and consent in respect to any and all shares of the stock of Consilium, Inc. held or owned by or standing in the name of the undersigned
O on the Company's books on January 14, 1997, at the Annual Meeting of Stockholders of the Company to be held at Consilium, Inc., 485 Clyde
X Avenue, Mountain View, California at 3:00 p.m. on March 11, 1997, and any continuation or adjournment thereof, with all power the undersigned would
Y    possess if personally present at the meeting.

          The undersigned hereby directs and authorizes said proxies, and each of them, or their substitutes, to vote as specified below with respect to the proposals listed in paragraphs 1, 2 and 3 on the reverse side, or if no specification is made, to vote in favor thereof.

          The undersigned hereby further confers upon said proxies, and each of them, or their substitutes, discretionary authority to vote in respect to all other matters which may properly come before the meeting or any continuation or adjournment thereof.

          The undersigned hereby acknowledges receipt of: (1) Notice of Annual Meeting of Stockholders of the Company, (2) accompanying Proxy Statement, and (3) Annual Report of the Company for the fiscal year ended October 31, 1996.

                                             -----------
                                             SEE REVERSE
CONTINUED AND TO BE SIGNED ON REVERSE SIDE      SIDE
                                             -----------

                                  DETACH HERE

    Please mark
[X] votes as in
    this example.

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

    WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

                                                           FOR  AGAINST  ABSTAIN
    1. Election of the following   2. To approve of a      [ ]    [ ]      [ ]
       director:                      proposal to adopt the
    Nominee: Jonathan J. Golovin      Company's 1996 Stock
          FOR   WITHHELD              Option Plan.
          [ ]     [ ]
                                   3. To ratify the        [ ]    [ ]      [ ]
                                      appointment of Arthur
                                      Andersen LLP as
                                      independent public
                                      accountants of the
                                      Company for the fiscal
                                      year ending October 31,
                                      1997.

                                       MARK HERE  [ ]           MARK HERE  [ ]
                                      FOR ADDRESS              IF YOU PLAN
                                       CHANGE AND               TO ATTEND
                                      NOTE AT LEFT             THE MEETING

                                   Sign exactly as your name(s) appears on your stock certificate. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the above Proxy. If shares of stock are held of record by a corporation, the Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary. Executors or administrators or other fiduciaries who execute the above Proxy for a deceased Stockholder should give their full title. Please date the Proxy.

Signature:__________________ Date:_____ Signature:__________________ Date:_____